Exhibit 10.2(c)
COTERRA ENERGY INC.
PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (“Agreement”), made as of [ Grant Date ] (the “Grant Date”), evidences an award by Coterra Energy Inc., a Delaware corporation (the “Company”), to [ Participant Name ] (the “Employee”), pursuant to the Coterra Energy Inc. 2023 Equity Incentive Plan (the “Plan”).

This Agreement is expressly subject to the terms and provisions of the Plan. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

1.Grant of Performance Stock Units. As an additional incentive and inducement to the Employee to remain in the employment of the Company or any of its Subsidiaries, and to devote his or her best efforts to the business and affairs of the Company, effective as of the Grant Date, the Company has awarded to the Employee Performance Stock Units representing the right to receive [ number of shares granted ] shares of Common Stock and cash, subject to the terms and conditions set forth below and in the Plan (the “PSUs”).

2.Performance Period. The performance period for the PSUs subject to this Agreement shall be the period beginning [_____] and ending [_____] (the “Performance Period”).

3.Terms of Award. Each PSU represents the right to receive, after the end of the Performance Period and based on the Company’s performance, the aggregate of from 0% to 200% of the Fair Market Value of a share of Common Stock, payable in shares of Common Stock and, if applicable, cash. The number of shares of Common Stock and amount of cash, if any, to be issued or paid with respect to a PSU at the end of the Performance Period shall be determined based upon the Company’s achievement of performance criteria established by the Compensation Committee (the “Committee”) of the Board for the Performance Period as set forth below (the “Performance Criteria”). Each PSU shall be payable up to 100% (Target Payout Level set forth below) in Common Stock and, to the extent that the percentage of a PSU earned at the end of the Performance Period exceeds 100% (Target Payout Level), in cash equal to the Fair Market Value of a share of Common Stock. Cash will also be paid in lieu of the issuance of fractional shares of Common Stock.

The Performance Criteria that determine the number of shares of Common Stock (and cash, if applicable) of the Company issued or paid per PSU (the “PSUs Earned”) is the relative Total Shareholder Return (as defined below) on the Company’s Common Stock as compared to the Total Shareholder Return on the common equity of each company in the Peer Group (as defined below). “Total Shareholder Return (“TSR”)” shall be expressed as the percentage increase in the average daily closing share price for the last month of the Performance Period plus total dividends paid over the Performance Period on a cumulative, reinvested basis, over the average daily closing share price for the first month of the Performance Period. The “Peer Group” is the group of companies set forth on Exhibit A hereto. If during the Performance Period any member of the Peer Group ceases to exist or ceases to have publicly traded common stock as the result of a business combination or other transaction, the Committee may select a replacement company, which shall be included in the Peer Group as of [____], instead of the replaced member. If during the Performance Period any member of the Peer Group (i) declares bankruptcy, or (ii) is delisted and ceases to be traded on a national securities exchange, then it will remain in the Performance Peer Group and shall be ranked with any similarly-situated company in last place for purposes of this Section 3.

After the end of the Performance Period, the companies in the Peer Group will be arranged by their respective TSR (highest to lowest), excluding the Company. The Company’s percentile rank will be interpolated between the company with the next highest TSR and the company with the next lowest TSR, based on the differential between the Company’s TSR and the TSR of such companies. The PSUs Earned for such period, and the Common Stock issued and cash paid with respect to each PSU, shall be determined using the following scale:

Payout Level	Relative TSR Performance (Percentile Rank v. Peers)	PSUs Earned

Maximum	≥90th percentile	200%

Target	55th percentile	100%

Threshold	≥30th percentile	50%

<Threshold	<30th percentile	0%

Notwithstanding the foregoing, if the Company’s TSR for the Performance Period is negative, then the PSUs Earned, as calculated in the above table, shall not exceed 100% (the Target Payout Level) of the PSUs, regardless of the Company’s actual percentile ranking in the Peer Group. For example: If (a) Company TSR for the Performance Period is -14% and (b) Company relative TSR performance is in the 75th percentile the PSUs Earned would be capped at 100% (the Target Payout Level).

4. Certification and Issuance of Shares. No later than the thirtieth business day following the close of the Performance Period (as such Performance Period may be deemed complete as provided in Section 5 or Section 7), the Committee shall determine, in writing, the extent to which the Performance Criteria have been met and the amount to be distributed with respect to a PSU as provided in Section 3 and, if applicable, Section 5 or Section 7. Except as otherwise provided in Section 7(a) or Section 7(b), the Company shall issue or pay to the Employee the appropriate number of shares of Common Stock and cash as soon as administratively practicable following such Committee determination, but in no event later than March 15 of the year following, (i) for PSUs that are earned at the end of the Performance Period as originally scheduled pursuant to Section 2 or that are earned pursuant to Section 7 and payable pursuant to Section 7(b), the year in which the Performance Period, as originally scheduled pursuant to Section 2, ends; (ii) for PSUs that are earned in connection with the Employee’s termination of employment by reason of death or Disability pursuant to Section 5, the year in which Employee’s termination of employment by reason of death or Disability occurs; and (iii) for PSUs that are earned pursuant to Section 7 and payable pursuant to Section 7(a), the year in which the Corporate Event occurs, in each case, provided the Employee has been continuously employed with the Company or one of its Subsidiaries during the Performance Period or until such time as is required by Section 5 or Section 7, as applicable. Shares of Common Stock shall be issued either by delivering one or more certificates for such shares or by entering such shares in book entry form in the name of the Employee or depositing such shares for the Employee’s benefit with any broker with which the Employee has an account relationship or the Company has engaged to provide such services under the Plan. The Committee has sole and absolute authority and discretion to determine the amount to be distributed with respect to PSUs. The determination of the Committee shall be binding and conclusive on the Employee. Notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Common Stock or cash with respect to the PSUs unless and until the Committee determines and certifies the extent to which the Performance Criteria have been met. The number of shares of Common Stock issued shall be reduced by the number of shares of Common Stock equal in value to the amount the Company is required by any governmental authority to withhold for tax purposes with respect to the payment of the PSUs.

5. Termination of Employment. Except as otherwise provided in this Section 5 or Section 7, if the Employee’s employment with the Company or a Subsidiary is terminated for any reason prior to the completion of the Performance Period, the PSUs shall be immediately forfeited unless otherwise determined by the Administrator. In the case of termination of employment by retirement (as defined in the retirement policy of the Company in effect on the Grant Date with respect to Employee, as such retirement policy may be revised but in no event in a manner that is less favorable to Employee, or as may be approved by the Administrator (the “Retirement Policy”), if applicable to the Employee and this Agreement), the PSUs shall be forfeited or vest and be settled, as applicable, in accordance with the terms of the Retirement Policy. In the case of the Employee’s termination of employment by reason of death or Disability, the Performance Period shall be deemed complete and the Employee shall be deemed to have earned the PSUs as calculated in Section 3 above, based on the Company’s relative placement in the Peer Group as of the last day of the month in which the death or disability occurred, without any proration by reason of the shortened Performance Period.

6. Dividend Equivalents. At the same time that the Company delivers shares of Common Stock pursuant to Section 4, Section 5 or Section 7, as applicable, the Company shall also pay to the Employee an amount in cash equal to the dividends that would have been paid on each share of Common Stock underlying the PSUs Earned had such share been outstanding from the Grant Date until the date the ownership of such shares of Common Stock and cash, if applicable, are delivered to the Employee. The dividend equivalent payment pursuant to this Section 6 shall be paid without interest or earnings and will be subject to the payment of applicable withholding taxes. No dividend equivalent payments will be made with respect to PSUs that do not vest pursuant to this Agreement.

7. Change in Control. Upon either a Change in Control or the Company’s ceasing to have publicly traded Common Stock as a result of a business combination or other extraordinary transaction (any of the foregoing, including a Change in Control, to be known as a “Corporate Event”), in each case prior to the completion of the Performance Period, subject to the Employee remaining continuously employed by the Company or a Subsidiary through such date, the Performance Period shall be deemed complete immediately prior to the Corporate Event and the Employee shall vest in the PSUs as calculated in Section 3 above based on Company’s relative placement in the Peer Group as of the last day of the month prior to the month in which the Corporate Event occurred, without any proration by reason of the shortened Performance Period.

Total Shareholder Return at termination of the Performance Period shall be the greater of (i) the result determined under Section 3 above or (ii) the result determined under Section 3 above substituting for the Company average stock price for the last month of the Performance Period the value of consideration per share of such Common Stock received by a shareholder of the Company in connection with the Corporate Event (the “Deemed Share Value”).

a.If (i) the amounts payable hereunder are not subject to Section 409A of the Internal Revenue Code of 1986, as amended and the related regulations and guidance (collectively, “Section 409A”) or (ii) the amounts payable hereunder are subject to Section 409A and the Corporate Event also meets the requirements of Section 409A(a)(2)(A)(v), then the shares of Common Stock and cash earned (if any) shall be issued to the Employee as provided in Section 4, except that if the Company ceases to have publicly traded Common Stock, then, instead of any share of Common Stock that would otherwise be issued, there shall instead be paid a single lump-sum payment of cash in the amount equal to the aggregate of the Deemed Share Value for each full and fractional share to which the Employee is entitled.

b.If the amounts payable hereunder are subject to Section 409A and the Corporate Event does not meet the requirements of Section 409A(a)(2)(A)(v), any benefits to which the Employee becomes entitled by operation of this Section 7 shall be payable (i) on the date on which payment would otherwise have been made had the Performance Period ended as originally scheduled pursuant to Section 2 and (ii) in the form of a single lump-sum payment. Unless the Administrator directs otherwise in advance of the Corporate Event, the payment shall be made in cash and shall be in an amount equal to the sum of (1) the aggregate of the Deemed Share Value on the date of the Corporate Event for each full and fractional share to which the Employee is entitled, plus (2) interest compounded monthly from the date of the Corporate Event to the date of payment at the prime interest rate set forth in the Wall Street Journal (or, if such publication ceases to exist, a published interest rate from a source approved by the Administrator, in its sole discretion), as adjusted from time to time.

8. Transferability. The PSUs are not transferable by the Employee, whether voluntarily, involuntarily or by operation of law or otherwise until such time as the ownership of such shares of Common Stock has been transferred to the Employee, except as provided in the Plan. Except as provided in the Plan, if any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the PSUs shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the PSUs, then the Employee’s right to the PSUs shall immediately cease and terminate.
9. Beneficiary Designations. The Employee shall file with the Corporate Secretary of the Company on such form as may be prescribed by the Company, a designation of one or more beneficiaries and, if desired, one or more contingent beneficiaries (each referred to herein as a “Beneficiary”) to whom shares of Common Stock and cash, if applicable, otherwise due the Employee under the terms of this Agreement shall be distributed in the event of the death of the Employee. The Employee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Corporate Secretary of the Company or in such form as may be prescribed by the Company. If any designated Beneficiary survives the Employee but dies after the Employee’s death, any remaining benefits due such deceased Beneficiary under this Agreement shall be distributed to the personal representative or executor of the deceased Beneficiary’s estate. If there is no effective Beneficiary designation on file at the time of the Employee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Employee, the payment of any remaining benefits under this Agreement shall be made to the personal representative or executor of the Employee’s estate. If one or more but not all of the Beneficiaries have predeceased such Employee, the benefits under this Agreement shall be paid according to the Employee’s instructions in his or her designation of Beneficiaries. If the Employee has not given instructions, or if the instructions are not clear, the benefits under this Agreement which would have been paid to the deceased Beneficiary or Beneficiaries will be paid to the personal representative or executor of Employee’s estate.

10. Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Employee and the successors and assigns of the Company. In no event shall PSUs granted hereunder be voluntarily or involuntarily sold, pledged, assigned or transferred by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order in accordance with the terms of the Plan.

11. Restrictions on Delivery of Shares. The Company shall not be obligated to issue or deliver any shares of Common Stock if counsel to the Company determines that such issuance or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, the Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock.

12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of law rules or principles. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Employee or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and the Employee and the Company consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any action or proceeding and waives any objection to venue laid herein.

13. Rights as a Stockholder. The Employee (or Beneficiary) shall have no rights of a stockholder with respect to the shares of Common Stock potentially deliverable pursuant to this Agreement unless and until such time as the ownership of such shares of Common Stock has been transferred to the Employee.

14. Adjustments. As provided in Section 8.1 (Adjustments) of the Plan, certain adjustments may be made to the PSUs upon the occurrence of events or circumstances described in Section 8.1 of the Plan.

15. Controlling Agreement. This Agreement shall supersede and control over any other agreement between the Company and the Employee, whether entered previously or entered subsequent to the date hereof, related to the PSUs awarded hereunder; provided, however, that this Agreement shall be read together with any Retirement Policy, if applicable, subject to Section 19 and, provided, further, that, in the event there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. The decisions of the Board or the Administrator with respect to questions arising as to the interpretation of the Plan, or this Agreement and as to finding of fact, shall be final, conclusive and binding.

16. Notice. Unless the Company notifies the Employee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be:
a.delivered personally to the following address:
Coterra Energy Inc.
c/o Corporate Secretary
840 Gessner Rd., Suite 1400
Houston, Texas 77024
             or

b. sent by first class mail, postage prepaid and addressed as follows:
Coterra Energy Inc.
c/o Corporate Secretary
840 Gessner Rd., Suite 1400
Houston, Texas 77024

Any notice or other communication to the Employee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Employee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Employee of a change of address.

17. Amendment. Without the consent of the Employee, this Agreement may be amended or supplemented (a) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (b) to add to the covenants and agreements of the Company for the benefit of Employee or to add to the rights of the Employee or to surrender any right or power reserved to or conferred upon the Company in this Agreement, subject, however, to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections shall not adversely affect the rights of Employee with respect to the Award evidenced hereby without the Employee’s consent, or (c) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws.

18. Employment at Will; No Future Awards. This Agreement is not an employment agreement and shall not confer upon the Employee any right to continuation of employment by the Company. Nothing contained in this Agreement, and no action of the Company or the Administrator with respect hereto, shall be construed as creating any employment relationship other than one at will nor shall this Agreement interfere in any way with the Company’s right to terminate Employee’s employment at any time. This grant of PSUs is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

19. Section 409A. The PSUs granted under this Agreement are intended to comply with or be exempt from Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent. This Agreement shall not be amended in a manner that would cause this Agreement or any amounts payable under this Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A, that provision will be reformed to avoid imposition of the additional tax. Any PSUs that are deferred compensation subject to Section 409A and that settle on account of termination of employment shall be settled only once a “separation from service” within the meaning of Treasury Regulation § 1.409A‑1(h) has occurred. If the Employee is a “specified employee” as defined in Section 409A on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A‑1(h), any PSUs settled on account of a separation from service that are deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the fifteenth business day following the expiration of six months from the Employee’s separation from service, (2) the date of the Employee’s death, or (3) such earlier date as complies with the requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.

20. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan (a copy of which has been made available to Employee) and any Exhibits and Schedules that may be appended hereto. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto cause this Performance Stock Unit Award Agreement to be executed as of the date hereof.
COTERRA ENERGY INC.

By:
Name:
Title:

Employee:

By:
[ Participant Name ]

Signature Page to Non-Employee Director Restricted Stock Unit Award Agreement

EXHIBIT A
PEER GROUP

[Peer Group to be reviewed and updated prior to each grant]

A-1